EXHIBIT 99.3
COMPENSATION COMMITTEE CHARTER
Purpose
The Compensation Committee is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the annual employee incentive compensation plan amount as well as the director and officer compensation plans, policies and programs of the Company.
The Compensation Committee is also responsible for preparing the report required by Item 407(e)(5) of Regulation S-K, which report shall state whether the Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K and whether, based on such review and discussion, the Compensation Committee has recommended that the Compensation Discussion & Analysis be included in the Company’s annual report on form 10-K or proxy statement.
Committee Membership
The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange.
The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Compensation Committee members may be replaced by the Board.
Committee Authority and Responsibilities
The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.
The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.
The Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of all directors, officers and other key executives,

including incentive-compensation plans, equity-based plans, and the grant or award of “perquisites” within the meaning of Item 402(c)(2) of Regulation S-K.
The Compensation Committee shall annually review and approve, for the CEO, the senior executives of the Company, and any other person whose total compensation is reasonably likely to equal or exceed the total compensation of any member of senior management (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.
The Compensation Committee may form and delegate authority to subcommittees when appropriate.
The Compensation Committee shall make regular reports to the Board.
The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.
Revised and Approved February 8, 2007